FIFTH AMENDMENT

to

ADMINISTRATION Agreement

Between

THE FIRST WESTERN FUNDS Trust

and

Ultimus Fund Solutions, LLC

This Fifth Amendment amends and revises the Administration Agreement, dated August 16, 2012, as last amended August 2, 2021 (collectively, the “Agreement”),between The First Western Funds Trust (the “Trust”), an Ohio business trust and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”). Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The Parties agree to amend Section 19 of the Agreement to reflect a change in the address of the Trust and to amend Schedule A of the Agreement to reflect the addition of a new series of the Trust, effective January 18, 2022, as set forth below:

1.	Section 19 of this Agreement is deleted and replaced with the following:

19.       NOTICES.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Trust, at, 3050 K Street, N.W., Suite 202, Washington, D.C. 20007, Attn: Alexander R. Morris; and if to Ultimus, at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attn: David James; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

2.	Schedule A of this Agreement is deleted and replaced with the following:

SCHEDULE A

TO THE ADMINISTRATION AGREEMENT BETWEEN F/M FUNDS TRUST

AND

ULTIMUS FUND SOLUTIONS, LLC

FUND PORTFOLIOS

Oakhurst Fixed Income Fund

Oakhurst Short Duration Bond Fund

Oakhurst Short Duration High Yield Credit Fund

F/m Investments Large Cap Focused Fund

The parties duly executed this Amendment as of January 18, 2022.

	F/m Funds Trust		Ultimus Fund Solutions, LLC
By:	/s/Alexander R. Morris	By:	/s/ David James
Name:	Alexander R. Morris	Name:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer